Exhibit 95

MINE SAFETY DISCLOSURES

NACCO Industries, Inc. (the “Company”) believes that The North American Coal Corporation and its affiliated mining companies (collectively, “NACoal”) is an industry leader in safety. NACoal has health and safety programs in place that include extensive employee training, accident prevention, workplace inspection, emergency response, accident investigation, regulatory compliance and program auditing. The objectives for NACoal's programs are to eliminate workplace incidents, comply with all mining-related regulations and provide support for both regulators and the industry to improve mine safety.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the Securities and Exchange Commission. The operation of NACoal's mines is subject to regulation by the Federal Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977 (the "Mine Act"). MSHA inspects NACoal's mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The Company has presented information below regarding certain mining safety and health matters for NACoal's mining operations for the year ended December 31, 2017. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and from mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes vacated.

During the year ended December 31, 2017, neither NACoal's current mining operations nor Bellaire's closed mines: (i) were assessed any Mine Act section 104(b) orders for alleged failure to totally abate the subject matter of a Mine Act section 104(a) citation within the period specified in the citation; (ii) were assessed any Mine Act section 104(d) citations or orders for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation; (iii) were assessed any Mine Act section 110(b)(2) penalties for failure to correct the subject matter of a Mine Act section 104(a) citation within the specified time period, which failure was deemed flagrant (i.e., reckless or repeated failure to make reasonable efforts to eliminate a known violation that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury); (iv) received any Mine Act section 107(a) imminent danger orders to immediately remove miners; or (v) received any MSHA written notices under Mine Act section 104(e) of a pattern of violation of mandatory health or safety standards or of the potential to have such a pattern. In addition, there were no mining-related fatalities at NACoal's mining operations or Bellaire's closed mines during the year ended December 31, 2017.

The following table sets forth the total number of specific citations and orders, the total dollar value of the proposed civil penalty assessments that were issued by MSHA, the total number of legal actions initiated and resolved before the Federal Mine Safety and Health Review Commission ("FMSHRC") during the year ended December 31, 2017, and the total number of legal actions pending before the FMSHRC at December 31, 2017, pursuant to the Mine Act, by individual mine at NACoal:

Name of Mine or Quarry (1)	Mine Act Section 104 Significant & Substantial Citations (2)(3)	Total Dollar Value of Proposed MSHA Assessment	Number of Legal Actions Initiated before the FMSHRC for the year ended at December 31, 2017	Number of Legal Actions Resolved before the FMSHRC for the year ended at December 31, 2017	Number of Legal Actions Pending before the FMSHRC at December 31, 2017 (4)

Coteau (Freedom Mine)	1	$2,749	—	—	—
Falkirk (Falkirk Mine)	1	1,242	—	—	—
Sabine (South Hallsville No. 1 Mine)	3	993	1	1	—
Demery (Five Forks Mine)	1	934	—	—	—
Caddo Creek (Marshall Mine)	—	—	—	—	—
Camino Real (Eagle Pass Mine)	1	2,220	1	1	—
Liberty (Liberty Mine)	—	—	—	—	—
Coyote Creek (Coyote Creek Mine)	—	580	—	—	—
Bisti Fuels (Navajo Mine)	5	6,784	2	—	2
MLMC (Red Hills Mine)	—	—	—	—	—
North American Mining Operations:
Card Sound Quarry	—	—	—	—	—
White Rock Quarry - North	—	—	—	—	—
White Rock Quarry - South	—	—	—	—	—
Krome Quarry	—	116	—	—	—
Alico Quarry	—	—	—	—	—
FEC Quarry	—	116	—	—	—
SCL Quarry	—	—	—	—	—
Central State Aggregates Quarry	—	—	—	—	—
Mid Coast Aggregates Quarry	—	—	—	—	—
West Florida Aggregates Quarry	—	—	—	—	—
St. Catherine Quarry	—	116	—	—	—
Center Hill Quarry	—	—	—	—	—
Inglis Quarry	—	—	—	—	—
Titan Corkscrew Quarry	—	—	—	—	—
Palm Beach Aggregates Quarry	—	—	—	—	—
Total	12	$15,850	4	2	2

(1) Bellaire's and Centennial's closed mines are not included in the table above and did not receive any of the indicated citations.
(2) Mine Act section 104(a) significant and substantial citations are for alleged violations of a mining safety standard or regulation where there exists a reasonable likelihood that the hazard contributed to or will result in an injury or illness of a reasonably serious nature.
(3) The reported significant and substantial citation at Camino Real during the year ended December 31, 2017, was originally classified by MSHA as significant and substantial. The citation has been reduced to non-significant and substantial.
(4) The pending legal actions at Bisti Fuels are contests of citations received.